CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of CLS Global Aggressive Equity Fund, CLS Global Diversified Equity Fund, CLS Global Growth Fund, CLS Growth and Income Fund, CLS Flexible Income Fund, CLS International Equity Fund, and CLS Shelter Fund (the “CLS Funds”), and to the use of our report dated June 29, 2016 on the financial statements and financial highlights for the CLS Funds, each a series of AdvisorOne Trust. Such financial statements and financial highlights appear in the 2016 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

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/s/Tait, Weller & Baker LLp

Philadelphia, Pennsylvania

August 26, 2016